Exhibit 8

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

One International Place, Boston, MA 02110

T: (617) 345-4612 F: (617) 203-1762

September 18, 2014

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, Massachusetts 02135

Dear Ladies and Gentlemen:

We have acted as counsel to Independent Bank Corp., a Massachusetts corporation and registered bank holding company (“Independent”) in connection with the proposed merger (the “Merger”) of Peoples Federal Bancshares, Inc., a Maryland corporation and registered savings and loan holding company (“Peoples”), with and into Independent with Independent as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2014, by and among Independent, Rockland Trust Company, a wholly owned subsidiary of Independent, Peoples and Peoples Federal Savings Bank, a wholly owned subsidiary of Peoples (the “Merger Agreement”). At your request, we are rendering our opinion on the federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

In providing our opinion, we have relied upon the accuracy of the Registration Statement on Form S-4 to be filed by Independent with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Proxy Statement of Peoples and the prospectus of Independent included therein (and referred to as the “Proxy Statement-Prospectus”). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger will not be modified. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.

Based upon the foregoing, we are of the opinion that the discussion contained in the Proxy Statement-Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger” insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP